                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                   Contact:  Roy L. Morrow  (216) 383-4893
                                           Roy_Morrow@lincolnelectric.com
                                           ------------------------------

                       JOHN M. STROPKI ELECTED CHAIRMAN OF
                  LINCOLN ELECTRIC; SUCCEEDS ANTHONY A. MASSARO

         CLEVELAND, OHIO, U.S.A., Oct. 13, 2004 - Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that its Board of Directors has elected John
M. Stropki as Chairman of the Board. Mr. Stropki, named President and Chief Executive Officer in June, succeeds Anthony A. Massaro. Mr. Massaro will be retiring at the end of the month after more than eleven years with the Company. In keeping with Company policy, Mr. Massaro is also retiring from the Company's Board. "We are very pleased to name John as Chairman," said Harold Adams, a Lincoln director who chairs the Board's Nominating and Corporate Governance Committee. "John is only the seventh chairman to be named in the history of this great Company. His field and management experience, his energy and his commitment to the Company will serve Lincoln well as we expand our leadership position around the world."

         Mr. Stropki began his Lincoln career 35 years ago, working in the Company's Cleveland factory while he was an engineering student at Purdue University. He joined the Company after graduation as a sales trainee and rose through the sales organization. He was named Executive Vice President and President, North America in 1996, and was elected to the Board of Directors in 1998. He served as Chief Operating Officer, responsible for Lincoln's North America, Latin America, Europe and Russia, Africa and the Middle East subsidiaries, from May 2003 to June 2004.

         Mr. Stropki earned a bachelor's degree in industrial engineering from Purdue and also has an MBA degree from Indiana University.

         He is a member of the American Welding Society, the Manufacturers Alliance/MAPI Presidents Council and the Gas and Welding Distributors Association. Mr. Stropki also serves on the Board of Governors of the National Electrical Manufacturers Association and was a board member of the Greater Cleveland Growth Association and the Great Lakes Science Center. He is active in the American Lung Association and Juvenile Diabetes Research Foundation.

         In commenting on Mr. Massaro's retirement from the Company and from the Board, Mr. Adams said, "Under Tony Massaro's strong leadership over the past seven years, the Company has successfully expanded its global footprint, facilitated entry into new markets and joint ventures, and increased its share of the arc welding market worldwide. He leaves the Company in a very solid financial position as it prepares to enter its 110th year. We thank him for his contributions."

                                     -more-

JOHN M. STROPKI ELECTED CHAIRMAN OF LINCOLN ELECTRIC; SUCCEEDS
ANTHONY A. MASSARO                                                          -2-

         Mr. Massaro joined Lincoln in 1993, after a 26-year career with Westinghouse in its nuclear, international and automation divisions. At Lincoln, Mr. Massaro spent his initial years with the Company in London, England, first as President of Lincoln Europe, and later as President of Lincoln International. He was named President and Chief Operating Officer in January 1996; Chief Executive Officer in November 1996; and elected Chairman in May 1997. He currently serves on the boards of PNC Financial Services, Thomas Industries and Commercial Metals Company.

         Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company's Web site at http://www.lincolnelectric.com .

                                     #2088#